As filed with the Securities and Exchange Commission on February 20, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

International Paper Company

(Exact name of registrant as specified in its charter)

New York	13-0872805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address, including Zip Code, of Principal Executive Office)

INTERNATIONAL PAPER COMPANY

DEFERRED COMPENSATION SAVINGS PLAN

(Full title of the plan)

Sharon R. Ryan, Esq.

Corporate Secretary

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

(901) 419-9000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Lawrence K. Cagney, Esq.

Peter J. Loughran, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$85,000,000 (1)	100%	$85,000,000 (2)	$11,033

(1)

The deferred compensation obligations (“Deferred Compensation Obligations”) are unsecured obligations of International Paper Company (the “Company”) to pay deferred compensation in the future in accordance with the terms of the International Paper Company Deferred Compensation Savings Plan (the “Plan”). Registration statements on Form S-8 have been filed previously on April 8, 2002 (Registration No. 333-85818), on October 20, 2008 (File No. 333-154523), and on August 8, 2016 (File No. 333-212999) covering $20,000,000, $80,000,000, and $40,000,000 respectively, in Deferred Compensation Obligations.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Registration statements on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2002 (Registration No.  333-85818), on October 20, 2008 (File No.  333-154523) and on August 8, 2016 (File No. 333-212999) (collectively, the “Prior Registration Statements”) to register under the Securities Act of 1933, as amended (the “Securities Act”), among other things, deferred compensation obligations issuable under the International Paper Company Deferred Compensation Savings Plan (the “Plan”).

This Registration Statement on Form S-8 (this “Registration Statement”) has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 under the Securities Act to register an additional $85,000,000 of Deferred Compensation Obligations issuable under the Plan from time to time. The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Prior Registration Statements. This Registration Statement incorporates by reference the contents of the Prior Registration Statements to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference as of their respective dates of filing (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February 19, 2020 (File No. 001-03157);

(2)	the Company’s Current Reports on Form 8-K filed with the Commission on January 28, 2020 and January 30, 2020 (File No. 001-03157);

(3)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended since December 31, 2019; and

(4)	the description of the Company’s capital stock, which is contained in the Company’s registration statement on Form 8-A, dated July 20, 1976, as amended.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a corporation formed under the laws of the State of New York. Section 721 of the New York Business Corporation Law (“B.C.L.”) provides that, in addition to indemnification provided in Article 7 of the B.C.L., a corporation may indemnify a director or officer by a provision contained in its certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the B.C.L. provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the B.C.L. in respect of a threatened or pending action which is settled or otherwise disposed of or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the B.C.L. specifies the manner in which payment of indemnification under Section 722 of the B.C.L. or indemnification permitted under Section 721 of the B.C.L. may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the B.C.L. provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and paragraph (a) of Section 723. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided that the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Article VII of the restated certificate of incorporation of the Company provides in part as follows:

“Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise.”

Article IX of the By-laws, as amended, of the Company provides as follows:

“The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity for the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action.”

The Company has purchased certain liability insurance for its officers and directors as permitted by Section 726 of the B.C.L. and has entered into indemnity agreements with its directors and certain officers providing indemnification in addition to that provided under the B.C.L. as permitted by Section 721 of the B.C.L.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 8.	Exhibits.

A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

4.1	Amended and Restated International Paper Company Deferred Compensation Savings Plan (filed herewith).

4.2	Amendment Number One to the Amended and Restated International Paper Company Deferred Compensation Savings Plan (filed herewith).

5.1	Opinion of Debevoise & Plimpton LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of AO Deloitte & Touche CIS (filed herewith).

23.3	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

24.1	Powers of Attorney of certain officers and directors (included on the signature page of the Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on February 20, 2020.

INTERNATIONAL PAPER COMPANY

By:	/s/ Sharon R. Ryan
Name: Sharon R. Ryan
Title: Senior Vice President, General
Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Tim S. Nicholls, Sharon R. Ryan and Alan R. Haguewood his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to do any and all acts and things and execute any and all instruments which said attorneys-in-fact and agent may deem necessary or advisable in order to enable International Paper Company to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this registration statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Mark S. Sutton	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 20, 2020
Mark S. Sutton

/s/ Tim S. Nicholls	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 20, 2020
Tim S. Nicholls

/s/ Vincent P. Bonnot	Vice President—Finance and Controller (Principal Accounting Officer)	February 20, 2020
Vincent P. Bonnot

/s/ William J. Burns	Director	February 20, 2020
William J. Burns

/s/ Christopher M. Connor	Director	February 20, 2020
Christopher M. Connor

/s/ Ahmet C. Dorduncu	Director	February 20, 2020
Ahmet C. Dorduncu

/s/ Ilene S. Gordon	Director	February 20, 2020
Ilene S. Gordon

/s/ Anders Gustafsson	Director	February 20, 2020
Anders Gustafsson

/s/ Jacqueline C. Hinman	Director	February 20, 2020
Jacqueline C. Hinman

/s/ Clinton A. Lewis, Jr.	Director	February 20, 2020
Clinton A. Lewis, Jr.

/s/ Kathryn D. Sullivan	Director	February 20, 2020
Kathryn D. Sullivan

/s/ J. Steven Whisler	Director	February 20, 2020
J. Steven Whisler

/s/ Ray G. Young	Director	February 20, 2020
Ray G. Young